Item 77C - DWS Strategic Income Trust (the "Registrant").

Registrant incorporates by reference its Proxy Statement filed on April 10, 2007 (Accession No. 0000950137-07-005344).

Shareholder Meeting Results:
The Annual Meeting of Shareholders of DWS Strategic Income Trust (the "Fund") was held on May 24, 2007. The following matter was voted on by the shareholders of said Fund (the resulting votes are presented below):
I.	To elect nine individuals to constitute the Board of Trustees of the Fund.


Number of Votes:

For
Withheld
John W. Ballantine
3,063,579
73,549
Donald L. Dunaway
3,066,206
70,922
James R. Edgar
3,066,779
70,349
Paul K. Freeman
3,071,449
65,679
Robert B. Hoffman
3,065,324
71,804
William McClayton
3,072,806
64,322
Shirley D. Peterson
3,066,517
70,611
Axel Schwarzer
3,071,544
65,584
Robert H. Wadsworth
3,071,306
65,822